Exhibit 99.1

               Boston Acoustics Announces Second Quarter Results

    PEABODY, Mass.--(BUSINESS WIRE)--Nov. 5, 2004--Boston Acoustics, Inc. (NASDAQ:BOSA) today announced its financial results for the second quarter of the 2005 fiscal year, which ended September 25, 2004.
    Net sales for the quarter decreased approximately 7%, to $12.3 million from $13.1 million for the same period a year ago. However, net income increased to approximately $240,000 from approximately $137,000, and diluted earnings per share increased to $.06 per share compared to $.03 per share for the same period a year ago.
    During the quarter, the Company, in partnership with Visteon Corporation, ramped up its shipments of premium audio systems to the Chrysler Group for the Dodge Magnum and Chrysler 300 vehicles, in addition, the initial shipment of audio systems for Chrysler's 2005 Jeep Grand Cherokee family of vehicles commenced in the second quarter.
    For the six months ended September 25, 2004, net sales decreased approximately 3% to $24.9 million from $25.7 million in the same period a year ago. Net income was approximately $0.7 million compared to $0.4 million and diluted earnings per share were $.17 per share compared to $.08 per share for the six months ended September 27, 2003.
    President and CEO Moses Gabbay stated, "The overall sales decrease of approximately 7% is attributed to the reduction of business in two previously announced areas: the strategic phase out of our OEM/Multimedia business and the reduced purchases of a major customer. On a positive note, the impact of these specific losses of revenue for the second quarter was significantly minimized through continued double digit growth from our international sales and our ramping OEM automotive business."
    Gabbay added, "Our commitment to address new channel opportunities, and to continue focus on operational efficiencies produced overall gross margin and net income improvements as compared to the corresponding periods a year ago. Our balance sheet remains strong, reflecting our efficient use of resources. In short, the continued employment of this coordinated business approach across all facets of our organization will enable Boston to achieve future sales growth."
    Boston Acoustics, Inc. provides audio solutions for home entertainment, automobiles and personal computers. Founded in 1979, Boston Acoustics is located in Peabody, Massachusetts.



                                           Three Months Ended

                                     Sept. 25, 2004   Sept. 27, 2003

Net Sales                            $  12,250,511     $ 13,110,912
Cost of Goods Sold                       7,170,807        8,269,544
  Gross Profit                           5,079,704        4,841,368
Selling and Marketing Expenses           2,512,979        2,300,302
General and Administrative Expenses      1,083,468        1,090,687
Engineering and Development Expenses     1,080,046        1,094,608
  Total Operating Expenses               4,676,493        4,485,597
  Income from Operations                   403,211          355,771
Interest Income, net                         9,296           32,898
Other Income (Expense)                     (24,298)         (93,937)
  Income before provision for income
   taxes                                   388,209          294,732
Provision for Income Taxes                 148,000          158,000
  Net Income                         $     240,209     $    136,732

Basic Earnings per Share             $         .06     $        .03
Diluted Earnings per Share           $         .06     $        .03
Weighted Average Shares Outstanding
    Basic                                4,166,845        4,330,476
    Diluted                              4,208,339        4,375,892



                                            Six Months Ended

                                    Sept. 25, 2004    Sept. 27, 2003

Net Sales                            $  24,870,462     $ 25,708,109
Cost of Goods Sold                      14,302,765       16,287,002
  Gross Profit                          10,567,697        9,421,107
Selling and Marketing Expenses           5,132,617        4,441,692
General and Administrative Expenses      2,113,640        2,201,994
Engineering and Development Expenses     2,286,700        2,214,169
  Total Operating Expenses               9,532,957        8,857,855
  Income from Operations                 1,034,740          563,252
Interest Income, net                        15,197           48,004
Other Income (Expense)                      21,999           (1,737)
  Income before provision for income
   taxes                                 1,071,936          609,519
Provision for Income Taxes                 371,000          257,000
  Net Income                         $     700,936     $    352,519

Basic Earnings per Share             $         .17     $        .08
Diluted Earnings per Share           $         .17     $        .08
Weighted Average Shares Outstanding
    Basic                                4,166,845        4,366,915
    Diluted                              4,199,574        4,383,710




Consolidated Balance Sheets

                                      Sept. 25, 2004  March 27, 2004
Assets
Current Assets
Cash and cash equivalents              $  7,845,192   $  7,552,054
Accounts receivable, net                  8,411,901      8,202,044
Inventories                              12,305,735     12,240,838
Deferred income taxes                     2,492,000      2,492,000
Prepaid income taxes                        471,000        480,000
Prepaid expenses and other current
 assets                                     978,683        956,142
  Total current assets                   32,504,511     31,923,078
Property and Equipment, net              10,412,089     10,874,343
Other Assets, net                         1,189,828      1,160,710
  Total assets                         $ 44,106,428   $ 43,958,131


Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable                       $  7,839,069   $  7,322,535
Accrued payroll & related expenses          671,297        523,234
Dividends payable                           354,182        354,182
Current maturity of line of credit           82,367        309,394
Other accrued expenses                    1,449,028      1,730,873
  Total current liabilities              10,395,943     10,240,218
Stockholders' Equity                     33,710,485     33,717,913
  Total liabilities and stockholders'
   equity                              $ 44,106,428   $ 43,958,131


    Certain statements in this press release contain certain forward-looking statements concerning Boston Acoustics' operations, economic performance and financial condition. Such forward-looking statements are based on a number of assumptions and involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Boston Acoustics to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause such differences include, but are not limited to; those discussed in the Company's Annual Report on Form 10-K for the fiscal year ended March 27, 2004. The words "believe," "expect," "anticipate," "intend," and "plan" and similar expressions identify forward-looking statements, which speak only as of the date the statement was made.

    CONTACT: Boston Acoustics, Inc.
             Moses Gabbay, 978-538-5000
             Moses@bostona.com
             or
             Debby Ricker-Rosato, 978-538-5000
             DRicker@bostona.com